Exhibit 10.2
EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
     This Employment Separation Agreement and Release (the “Agreement”) is made and entered into as of April 30, 2009, by and between FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), and Brett Torino, a resident of the State of Nevada (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive and the Company desire to mutually terminate the Employment Agreement, dated as of December 31, 2007, between Executive and the Company (the “Employment Agreement”) and Executive’s employment relationship with the Company and its subsidiaries; and
     WHEREAS, the Company and Executive intend the terms and conditions of this Agreement to govern all issues related to the termination of the Employment Agreement and Executive’s employment and separation from the Company and its subsidiaries.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, Executive and the Company do hereby agree as follows:
     1. Resignation. Executive hereby resigns from his positions as Chairman – Las Vegas Division and any and all other positions he may hold with the Company or any of its affiliates or subsidiaries, effective as of the Effective Date (as defined in Section 24 below).
     2. Termination Payments and Benefits. For a period of three (3) calendar months following and including the calendar month of the Effective Date, the Company shall pay on Executive’s behalf COBRA health insurance premiums to continue in effect for such three-month period the same health insurance benefits he and his covered dependents enjoy on the Effective Date. Executive shall continue to be covered by the Company’s directors and officers liability insurance policy in effect on the Effective Date until such policy ceases to be in effect. Executive acknowledges and agrees that there are no reimbursable business expenses incurred by Executive through the Effective Date that have not been previously paid to Executive. While the Company acknowledges that Executive is entitled to be compensated for six (6) weeks of unused vacation, the Company and Executive have agreed that Executive shall receive no compensation or payment for any unused vacation and that the benefits conferred on him hereunder shall satisfy such obligation, if any. In addition to the foregoing payments and benefits, Executive shall be entitled to the Contingent Severance Payment described below in Section 4.
Except as set forth in this Section 2 and in Sections 3 and 4 hereof, from and after the Effective Date, the Company shall have no obligation to make any payments or provide any benefits or other compensation to Executive with respect to his services as an employee, officer or director of the Company or its subsidiaries through the Effective Date or for any payment set forth under Paragraph 5 for an executive assistant. For the avoidance of doubt with respect to the Company having no such obligation to make any payments or provide any benefits or other compensation to Executive beyond those in Sections 2, 3 and 4 hereof and without limiting the generality of the foregoing, Executive hereby acknowledges and agrees that any outstanding portion of his base salary and bonus or other compensation due to him through the Effective Date is hereby waived.
     3. Options.
          As of the Effective Date, the vested options to purchase up to 80,000 shares of the Company’s common stock at $20 per share remain in effect. All other options shall terminate and Executive shall have no further right with respect thereto.
     4. Contingent Severance Payment.
          (a) As further consideration for the termination of the Employment Agreement and Executive relieving the Company from having to make the payments due under paragraphs (e) and (f) of Section 12.5 of the Employment Agreement for the Salary Payment and Base Bonus Amount (as such terms are defined in said paragraphs of Section 12.5 of the Employment Agreement), the Company agrees to pay, and cause FX Luxury to pay, to Executive the “Applicable Percentage” (as defined in subparagraph 4(d) hereof) of any Covered Proceeds (as defined below) attributable to their direct or indirect beneficial ownership of a Covered Party (as defined below) that flows through to a Covered Party, without duplication, up to a cumulative maximum of $84,375. “Covered Proceeds” shall be defined as net distributable proceeds and fees generated from the Covered Property to the extent received by a Covered Party (and permitted to be distributed pursuant to the terms of any unaffiliated third party loan agreement) from (i) a sale of Covered Property or a sale by a Covered Party of any interest in a direct or indirect subsidiary of a Covered Party or (ii) operations or capital transactions related to a Covered Party, in each case in excess of those expenses reasonably necessary or incurred to provide services and/or operate or maintain the Covered Property, including reasonable compensation for executives directly related to revenue generating activities relating to the Covered Property and reasonable reserves. “Covered Proceeds” shall exclude sums used for the repayment, reimbursement or distribution of any loans or capital contributions or the payment of principal or interest, in each case made after the Effective Date with respect to the Covered Property. “Covered Party” shall be the Company, FX Luxury, FX Luxury Las Vegas Parent, LLC, FX Luxury Las Vegas I, LLC and FX Luxury Las Vegas II, LLC and any subsidiary of, or successor to, the foregoing entities which have an interest in the Covered Property and in which any of the foregoing has a direct or indirect equity interest. The “Covered Property” shall be all or any portion of the 17.72 acres currently owned by FX Luxury Las Vegas I, LLC and FX Luxury Las Vegas II, LLC.
          (b) The Company shall pay, or cause FX Luxury to pay, any amounts due hereunder within two business days of the receipt of any Covered Proceeds by a Covered Party. Any past due amount owed hereunder shall bear interest at a rate of 7% per annum, compounded annually, from the due date until the date of payment. All payments and any applicable interest thereon shall be made payable to Executive either by check or utilizing electronic bank transfer paid.
          (c) In the event that (i) the Company willfully breaches any material obligation under this Section 4 or (ii) this Section 4 is held to be invalid or unenforceable by any court or governmental or regulatory authority having jurisdiction over the subject matter hereof or (iii) this Section 4 is rejected in any bankruptcy proceeding, then in the case of either (i), (ii) or (iii), this Section 4 shall automatically terminate and be of no force or effect, in each case as though it was not contained in this Agreement, and each of the parties shall be entitled to pursue all remedies at law or in equity resulting from the Company’s failure to make the payments due under paragraphs (e) and (f) of Section 12.5 of the Employment Agreement for the Salary Payment and Base Bonus Amount.
          (d) The “Applicable Percentage” shall mean the greater of Two Percent (2%) or the greatest percentage of Covered Proceeds to which any of the following executives may be entitled under a provision liquidating the equivalent employment agreement provision under paragraphs (e) and (f) of Section 12.5: Paul Kanavos, Mitchell Nelson, or Barry Shier.
     5. Return of Property and Records. Executive hereby represents and acknowledges that as of the Effective Date, he has returned to the Company any and all property of the Company and its current and former subsidiaries or other direct or indirect affiliates, and has returned or destroyed any and all Records (as defined in Section 11.2 of the Employment Agreement) in accordance with the provisions of Section 11.2 of the Employment Agreement. Executive represents and acknowledges that he has no outstanding personal expenses charged to credit cards of the Company or any of its subsidiaries.
     6. Cooperation. Executive agrees to make himself reasonably available and to cooperate with the Company and its subsidiaries as requested in connection with any regulatory matters, action, claim, lawsuit or proceeding relating to matters of which he has personal knowledge or which relate to or arise out of the business he conducted or was responsible for on behalf of the Company and its subsidiaries. In this regard, such inquiries by the Company and its subsidiaries and assistance and cooperation by Executive shall be made or rendered at reasonable times and places and during regular business hours taking into account Executive’s work schedule and personal and professional commitments. The Company agrees to provide Executive reasonable notice in the event his assistance is required. The Company shall reimburse Executive for all reasonable travel costs and reasonable legal fees (to the extent the Company reasonably believes and expressly agrees that separate representation is warranted) he may incur as a result of providing such assistance, provided that the Company receives proper documentation with respect to all claimed expenses. Further, upon reasonable advance notice from the Company, Executive shall make himself reasonably available to provide consulting services to the Company and its subsidiaries for such period and upon such terms as may be mutually agreed by the Company and Executive.
     7. Non-disparagement. Executive, on behalf of himself, his agents, attorneys, heirs, executors, administrators, affiliates and assigns, agrees that he shall not at any time engage in any form of conduct, or make any statements or representations, whether in writing or orally, that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company, its management, stockholders, subsidiaries, and/or other direct or indirect affiliates. Likewise, the Company and its subsidiaries, and its and their respective directors and senior management shall not at any time engage in any form of conduct, or make any statements or representations, whether in writing or orally, that disparage Executive, his reputation and/or his business. Notwithstanding the foregoing, nothing in this Section 7 shall prevent any person from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information. Each of the parties agrees to notify the other of any statement that is required to be made as provided in the preceding sentence. Such notice shall be given as much in advance of the making of such statement as is reasonably possible.
     8. Nondisclosure of Confidential Information. Executive acknowledges that during his employment with the Company and its subsidiaries he had access to trade secrets and confidential and proprietary information of the Company and its subsidiaries (“Confidential Information”), as set forth in his Employment Agreement. Executive hereby confirms the applicability of Sections 11.1 and 11.2 of his Employment Agreement, which are hereby incorporated herein by reference. For the purposes of this Agreement, Confidential Information shall include, without limitation, Executive Work Product. “Executive Work Product” shall include rights to all materials, information and other items created, prepared, derived or developed in connection with or arising from Executive’s employment relationship with the Company and its subsidiaries, whether individually or jointly with others, whether original or considered enhancements, improvement or modifications, whether or not completed, and whether or not protectable as trade secrets, service or trademarks, or through patent, copyright, mask work or any other intellectual, industrial or other form of property protection or proprietary rights. For the purpose of clarification, the Company acknowledges that Executive was hired for his expertise in connection with the planning, development, and operation of Las Vegas properties, and that the Company is only entitled to retain the Executive Work Product produced while he was an employee, and that the intellectual expertise and contacts (including, without limitation, industry relationships and personal contacts) that he had developed over the course of his career are not deemed to be Executive Work Product.
     9. Injunctive Relief.
          (a) Each party acknowledges that a breach of Section 7 of this Agreement will cause the other party great and irreparable harm, for which the injured party will have no adequate remedy at law, and that in addition to all other rights and remedies that the injured party may have, the injured party shall be entitled to obtain injunctive relief and other equitable relief to prevent a breach or further breach of such sections of this Agreement (without having to prove actual damages or an inadequate remedy at law and without any requirement for the securing or posting of any bond).
          (b) Executive acknowledges that and understands that any breach of Section 8 of this Agreement will cause the Company great and irreparable harm, for which the Company will have no adequate remedy at law, and that in addition to all other rights and remedies that the Company may have, the Company shall be entitled to obtain injunctive relief and other equitable relief to prevent a breach or further breach of such sections of this Agreement (without having to prove actual damages or an inadequate remedy at law and without any requirement for the securing or posting of any bond).
     10. Indemnification. The Company shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he: (a) is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or affiliates; or (b) while a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, the Executive shall be entitled in connection with his former employment and in connection with his former services as an officer and/or director of the Company and an officer of its subsidiaries to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and certificate of incorporation of the Company, each in effect as of the Effective Date and thereafter as may be amended from time to time (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Company shall advance to the Executive all costs of investigation or defense incurred by the Executive in connection with any pending or threatened claim for which the Executive may be entitled to indemnification hereunder, provided that the Executive shall agree to return to the Company any such advanced amounts, without interest, if it is determined in a final, non-appealable judgment by a Court of competent jurisdiction that the Executive is not entitled to indemnification by the Company for losses incurred in connection with such claim. The indemnification obligations of the Company shall survive from the Effective Date of this Agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against the Executive for which the Executive is or may be entitled to indemnification (the “Survival Period”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Company has received notice on or prior to the end of the Survival Period. The Company’s belief regarding a statute of limitations applicable to a claim, any position taken by the Company in response to a claim, or the determination of any judicial, quasi-judicial, or arbitral body in connection with a claim and any statute of limitations applicable to a claim(s) shall in no event relieve the Company from its obligation to indemnify the Executive. Anything in this Agreement to the contrary notwithstanding, this Section 10 shall survive the termination of this Agreement for any reason.
     11. Releases and Waivers.
     (a) Release of the Company. In exchange for good and valuable consideration provided herein, Executive, with the intention of binding himself, his agents, attorneys, heirs, executors, administrators, affiliates and assigns, does hereby irrevocably and unconditionally forever release and discharge the Company, and its current and former subsidiaries, parents and other direct or indirect affiliates, as well as each of their respective stockholders, partners, heirs, executors, administrators, agents, employees, officers, directors, successors, insurers, assigns and attorneys, of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, contracts, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising with respect to any matter, including without limitation his employment with the Company and its subsidiaries or his services as a director of the Company or the termination of such employment and services, through the Effective Date, or arising thereafter with respect to his employment with the Company and its subsidiaries and his services as a director of the Company prior to the Effective Date or the termination of such employment and services. Executive hereby expressly waives the benefits of any statute or rule of law that, if applied to this release, would otherwise exclude from its binding affect any claims not now known by Executive to exist. The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act

(“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §2601 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York City Human Rights Law, or of any other similar federal, state, or municipal statutes or ordinances prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s employment with the Company and its subsidiaries or the termination of his employment with the Company and its subsidiaries. Nothing herein will release the Company from any claims or damages based on any right Executive may have under this Agreement.
     (b) Release of Executive. As a material inducement to Executive to enter into this Agreement, the Company, on behalf of itself and its current and former subsidiaries, parents and other direct or indirect affiliates, as well as each of their respective stockholders, partners, heirs, executors, administrators, agents, employees, officers, directors, successors, insurers, assigns and attorneys does hereby irrevocably and unconditionally forever release and discharge Executive and his agents, attorneys, heirs, executors, administrators and assigns of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, contracts, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, that the Company now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising with respect to any matter, including without limitation his employment with the Company and its subsidiaries or his services as a director of the Company or the termination of such employment and services, through the Effective Date, or arising thereafter with respect to his employment with the Company and its subsidiaries and his services as a director of the Company prior to the Effective Date or the termination of such employment and services, and, including specifically, without limitation and without limiting the generality of the foregoing, the provisions of Section 14 (Non-competition) of the Employment Agreement. Nothing herein will release Executive from any claims or damages based on any right the Company may have under this Agreement.
     12. No Actions:
          (a) Executive, for himself, his issue, heirs, representatives, successors, agents, executors, administrators or assigns, hereby covenants and represents that he has not instituted, and shall not institute, any complaints, claims, charges or lawsuits, with any governmental agency or any court or other tribunal, against the Company or any of its subsidiaries, by reason of any claim present or future, known or unknown, arising from or related in any way to his employment with the Company and its subsidiaries or the termination of such employment, or any relationship, association, or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. This covenant shall not apply to actions for breach of this Agreement.
          (b) Company, for itself, successors, agents, executors, administrators or assigns, hereby covenants and represents that it has not instituted, and shall not institute, any complaints, claims, charges or lawsuits, with any governmental agency or any court or other tribunal, against the Executive or any of its subsidiaries, by reason of any claim present or future, known or unknown, arising from or related in any way to his employment with the Company and its subsidiaries or the termination of such employment, or any relationship, association, or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. This covenant shall not apply to actions for breach of this Agreement.
     13. Termination of Employment Agreement; Entire Agreement. The Company and Executive agree that as of the Effective Date the Employment Agreement shall terminate and shall be null and void. The Company, on behalf of itself and its subsidiaries, and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Company and its subsidiaries and Executive and as to the termination of the Employment Agreement and the termination of the Executive’s employment relationship with the Company and its subsidiaries; and except as expressly set forth to the contrary herein, this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof.
     14. No Prior Transfer. Each party represents and warrants to the other that it has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered or released by this Agreement.
     15. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs (in Executive’s case) or assigns. To the extent permitted by law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” will mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law or otherwise. In the event of Executive’s death or a judicial determination of his incompetence, with respect to any payments payable or due hereunder, references in this Agreement to Executive will be deemed to refer, where appropriate, to his legal representatives or his beneficiary or beneficiaries. None of Executive’s rights or obligations under this Agreement may be assigned or delegated by him.
     16. Choice of Law. This Agreement shall be interpreted, construed, and enforced in accordance with the internal laws of the State of Nevada, without regard to conflicts of law principles.
     17. Arbitration. The Company and Executive agree that Section 16.1 (Arbitration of Monetary Disputes) in its entirety from the Employment Agreement is hereby incorporated by reference herein and made a part hereof as if fully set forth herein. The Company and Executive agree to comply with said Section in all respects. Any defined term used in said Section shall have the meaning ascribed to such term in the Employment Agreement.
     18. Amendment; Waiver. This Agreement may not be amended except by mutual written agreement of Executive and an authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by the other party of, or non-compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.
     19. Counterparts. This Agreement may be executed and delivered (including by facsimile, PDF or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
     20. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:	FX Real Estate and Entertainment Inc., 650 Madison Avenue, New York, New York 10022, Attention:
Mitchell J. Nelson, General Counsel, Telephone: (212) 838-3100/Fax: (212) 980-4455

with a copy to:	Andrew E. Balog, Esq., Greenberg Traurig, 1221 Brickell Avenue, Miami, FL 33131, Telephone: (305) 579-0642/Fax: (305) 579-0717

If to the Executive:	Brett Torino, The Torino Companies, 4455 Wagon Trail Avenue, Las Vegas, Nevada 89118, Telephone: (702) 258-4474/Fax: (702) 258-6040

with a copy to:
     21. Nonadmissibility. Nothing contained in this Agreement, or the fact of its submission to a party, shall be admissible evidence against the Company or its subsidiaries or Executive in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement), or be construed as an admission of any liability or wrongdoing on the part of the Company or its subsidiaries or Executive of any violation of federal or state statutory or common law or regulation.
     22. Captions. This Agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this Agreement.
     23. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable (in whole or part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any applicable jurisdiction, neither (i) the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement nor (ii) the legality, validity or enforceability under the law of any other applicable jurisdiction of that or any other provisions of this Agreement, will be affected or impaired.
     24. Effective Date. This Agreement shall become effective upon the eighth calendar day after it is signed and delivered by Executive (the “Effective Date”).
     25. Meaning of Signing This Agreement. By signing and delivering this Agreement, Executive expressly acknowledges and agrees that (a) he has had up to twenty-one (21) days before signing and delivering this Agreement to carefully read and fully consider the terms of this Agreement; (b) he has been advised in writing to discuss this Agreement with an attorney before signing and delivering it; (c) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (d) he may revoke his acceptance of this Agreement within seven (7) calendar days after he signs and delivers it by sending written notice of revocation in accordance with the notice provisions hereof; and (e) on the eighth (8th) calendar day after he signs and delivers this Agreement, this Agreement becomes effective and enforceable.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement and Release as of the day and year set forth below.

FX Real Estate and Entertainment Inc.

By:	/s/ Mitchell J. Nelson	/s/Brett Torino
Name:	Mitchell J. Nelson
Title:	Executive Vice President	Date: April 30, 2009
Date:	April 30, 2009

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